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                                                                    EXHIBIT 12.1






                                OWENS CORNING

                         STATEMENT RE COMPUTATION OF
                    RATIO OF EARNINGS TO FIXED CHARGES AND
  RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                   (In millions, except ratio information)



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
                                                        Three Months
                                                           Ended
                                                          March 31,                      Year Ended December 31,
                                                      ----------------     ---------------------------------------------------
                                                       1997      1996       1996        1995       1994       1993       1992
                                                      ------    ------     ------      ------     ------     ------     ------
EARNINGS:
  Income (loss) from continuing operations before
    income taxes                                       62.9      58.8      (562.0)      340.0      132.7      146.3      103.5
  Interest expense                                     19.3      18.5        78.9        89.3       94.1       89.5      110.1
  Portion of rents representative of interest factor    8.3       6.6        28.7        21.2       17.8       14.0       12.8
  Preferred stock dividends for MIPS                    3.3       3.3        13.0         8.3
  Previously capitalized interest amortized              .8        .5         2.5         1.9        1.6        1.3        1.1
  Adjustments for minority interest & equity
    affiliate distributions                             2.8       2.8         3.0         2.0        5.3        6.6        3.9
                                                       -----------------------------------------------------------------------
                                                       97.4      90.5      (435.9)      462.7      251.5      257.7      231.4
                                                       =======================================================================
FIXED CHARGES:
  Interest charges on operations                       20.6      21.2        89.6       96.7        98.9      92.5      110.6
  Portion of rents representative of interest factor    8.3       6.6        28.7       21.2        17.8      14.0       12.8
  Preferred stock dividends for MIPs                    3.3       3.3        13.0        8.3          --        --         --
                                                       -----------------------------------------------------------------------
                                                       32.2      31.1       131.3      126.2       116.7     106.5       123.4
                                                       =======================================================================
RATIO OF EARNINGS TO FIXED CHARGES                     3.02x     2.91x         --       3.67x       2.15x     2.42x       1.88x
                                                       =======================================================================
RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS                   3.02x    2.91x         --       3.67x       2.15x     2.42x       1.88x
                                                       =======================================================================


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